Exhibit 5.01

[Letterhead of Meitar Liquornik Geva & Leshem Brandwein]

[DATE]

Shopping.com Ltd.

1 Zoran Street

Netanya, 42504 Israel

Re:	Registration Statement on Form S-1 (File No. 333-113846)

Ladies and Gentlemen:

We have acted as special Israeli counsel to Shopping.com Ltd., an Israeli company (the “Company”), in connection with the initial public offering by the Company of up to [            ] of the Company’s Ordinary Shares, par value New Israeli Shekel 0.01 per share (the “Ordinary Shares”), including [            ] Ordinary Shares that are subject to an over-allotment option granted to the underwriters of the offering.

This opinion is delivered in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the form of Registration Statement on Form S-1 (File No. 333-113846), as amended through the date hereof (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”); (ii) copies of the Memorandum of Association and Articles of Association, as amended (the “Articles of Association”), of the Company; (iii) drafts of proposed amendments to the Articles of Association and the form of the Company’s articles of association to be effective as of the closing of the offering, in each case in the forms filed as exhibits to the Registration Statement (collectively the “Draft Amendments”); and (iv) resolutions adopted to date by the Board of Directors of the Company (the “Board of Directors”) and draft resolutions of the Board of Directors relating to the Registration Statement and the issuance and sale of the Ordinary Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that upon (i) the Articles of Association being amended as contemplated by the Draft Amendments, (ii) the draft resolutions of the Board of Directors being adopted and (iii) the Company receiving consideration per share of the Ordinary Shares in such amount and in such form as may be determined by the Board of Directors or by the duly authorized officers of the Company, the Ordinary Shares, when issued and sold as described in the Registration Statement will be duly authorized, validly issued, fully-paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the appearance of our firm’s name under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent in required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,